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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


TROY, Mich.

June 22, 2005
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TROY, Michigan., June 22, 2005 /PRNewswire-FirstCall/ -- Flagstar Bancorp, Inc.
(NYSE: FBC), announced today that Michael W. Carrie, its former Chief Financial Officer, resigned from the Boards of Directors of the Company and of Flagstar Bank, fsb., the Company's wholly owned subsidiary. The Company also announced that Mr. Carrie entered into a consulting agreement with the Company pursuant to which Mr. Carrie will continue to serve the Company in a consulting capacity through March of 2006 to assist in the transition of the successor Chief Financial Officer.

The Company also announced that on June 21, 2005, the Boards of Directors of the Company and the Bank appointed Brian Tauber as an independent member of the Boards of Directors of the Company and the Bank to fill the vacancies resulting from Mr. Carrie's resignation. Mr. Tauber was selected to serve on the Audit Committee of the Company and the Bank.

Since 2001, Mr. Tauber has served as Chief Executive Officer and President of Carolina Precision Plastics, LLC, an injection molder and assembler located in Asheboro, North Carolina serving the lip balm, marker/pen and cosmetics industries. Since 2003, Mr. Tauber has served as President and Chief Executive Officer of C Enterprises, L.P., a custom cable assembly manufacturer located in Vista, California serving the data and telecom industries. Mr. Tauber is also a principal of BLT Ventures, LLC, which acquires majority interests in mid-market manufacturing companies. Mr. Tauber received his Masters in Business Administration and a law degree from the University of Michigan in 1992, and his undergraduate degree from the University of Pennsylvania in 1988.

Flagstar Bancorp, which has $14.3 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar operates more than 125 banking centers in Michigan, Indiana and Georgia, home loan centers in 27 states and correspondent lending offices across the country. Flagstar is one of the nation's leading originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock, is provided for general information, and is not intended to predict the future earnings of Flagstar Bancorp, Inc. Additional information about Flagstar may be accessed via the Internet at http://www.flagstar.com.

SOURCE Flagstar Bancorp, Inc.

/CONTACT: Paul Borja, Executive Vice President/ CFO of Flagstar Bancorp, Inc., +1-248-312-2000//Web site: http://www.flagstar.com /(FBC)